Exhibit 99.2

Presented by Tom Leonard, CEO March 14, 2017 Universal Hospital Services Q4 Earnings Teleconference

Forward Looking Statements Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding forward-looking statements and risk factors that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the SEC, which can be accessed at www.UHS.com under “Investors.” This presentation contains non-GAAP measures as defined by SEC rules. Reconciliations of these measures to the most directly comparable GAAP measures are contained in the appendix.

CEO remarks

Financial Review

Selected Financial Data Note: Numbers referenced in the % Chg column are favorable when positive and unfavorable when negative. This applies to all slides reflected herein. (In millions) 2016 2015 % Chg 2016 2015 % Chg Consolidated Revenues 121.8 $ 111.7 $ 9.1% 479.5 $ 448.7 $ 6.9% Gross Margin 39.7 35.6 11.5% 156.9 144.8 8.3% % of Revenue 32.6% 32.0% 32.7% 32.2% Adjusted SG&A 25.3 26.3 4.0% 100.9 102.3 1.4% % of Revenue 20.7% 23.5% 21.0% 22.8% Non Controlling Interest 0.1 0.1 0.3 0.4 % of Revenue 0.1% 0.1% 0.1% 0.1% Adjusted EBIT(A) 14.4 9.2 56.1% 55.7 42.1 32.3% Depreciation 18.2 20.2 73.2 79.9 Adjusted EBITDA 32.6 $ 29.4 $ 11.0% 128.9 $ 122.0 $ 5.6% 4th Quarter December YTD

Trend Analysis Revenue growth for the quarter was driven by advances in our on-site 360 solutions including our managed solutions. Gross margin rate improvements for Q4 were driven by lower depreciation expense which was partially offset by sales mix. Medical Equipment Solutions SUPPLEMENTAL & PEAK NEEDS USAGE SOLUTIONS CUSTOMIZED EQUIPMENT AGREEMENTS SOLUTIONS 360 ON-SITE MANAGED SOLUTIONS SPECIALTY MEDICAL EQUIPMENT SALES, DISTRIBUTION AND DISPOSAL SOLUTIONS (In millions) 2016 2015 % Chg 2016 2015 % Chg Revenues 75.0 $ 70.9 $ 5.8% 303.7 $ 285.1 $ 6.5% Gross Margin 27.6 24.9 10.8% 109.2 100.9 8.2% % of Revenue 36.8% 35.1% 36.0% 35.4% . December YTD 4th Quarter

Trend Analysis Q4 organic revenue growth of 13% was driven by advances in on-site managed solutions. The balance of the growth came from the acquisition of an imaging company in November. Clinical Engineering Solutions SUPPLEMENTAL MAINTENANCE AND REPAIR SOLUTIONS ON-SITE MANAGED SOLUTIONS MANUFACTURER SERVICES SOLUTIONS (In millions) 2016 2015 % Chg 2016 2015 % Chg Revenues 29.8 $ 24.6 $ 21.1% 107.7 $ 99.2 $ 8.6% Gross Margin 6.0 5.0 20.4% 22.0 20.2 9.1% % of Revenue 20.2% 20.3% 20.4% 20.4% 4th Quarter December YTD

Trend Analysis Q4 revenue growth driven by organic growth in several modalities. Gross margin rate improvements in Q4 were driven by lower depreciation partially offset by investments in labor costs to support revenue growth. Surgical Services ON-DEMAND AND SCHEDULED USAGE SOLUTIONS ON-SITE MANAGED SOLUTIONS (In millions) 2016 2015 % Chg 2016 2015 % Chg Revenues 17.0 $ 16.2 $ 4.9% 68.1 $ 64.4 $ 5.7% Gross Margin 6.1 5.7 7.0% 25.6 23.7 8.3% % of Revenue 35.9% 35.2% 37.6% 36.7% 4th Quarter December YTD

Capital Structure/Liquidity Liquidity Liquidity Remains Strong (In millions) 2016 Credit Facility $ 235.0 Borrowing Base 175.1 Borrowings/LOC 50.2 Available Liquidity $ 124.9 Memo Revolver maturity - May 2020 Original and Add-on Notes maturity -August 2020 (In millions) 12/31/2016 12/31/2015 Original Notes - 7.625% 425.0 425.0 Add-on Notes - 7.625% 220.0 220.0 Credit Facility 45.7 28.0 Consolidated Capital Leases 17.1 15.3 Subtotal Debt 707.8 688.3 Add: Accrued Interest 18.7 18.7 Total Debt and Interest 726.5 707.0 Memo Adjusted EBITDA 128.9 $ 122.0 $ Leverage* 5.6 5.8 *Excludes unamortized bond premium of $7.6 and $9.4 for 2016 and 2015. Excludes deferred financing costs of $8.1M and $10.3M for 2016 and 2015. Capital Structure

Street Guidance for 2017 (In millions) 2016 Prior Guidance 2016 Actual 2017 Guidance Adjusted EBITDA $126 - $129 $128.9 $135 - $140 Accrual CAPEX $57 - $62 $57 $55 - $65 Year-end Leverage 5.6x – 5.7x 5.6x 5.2x – 5.5x

Appendix EBITDA Reconciliation 2016 & 2015 SG&A Reconciliation Depreciation and Amortization Reconciliation

EBITDA Reconciliation Adjusted EBITDA Reconciliation. Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), before management, board and strategic fees, stock option expense, reorganization costs, ASC 805 impact, loss on extinguishment of debt, transaction and related costs, and non-recurring, unusual or infrequent expenses. In addition to using Adjusted EBITDA internally as a measure of operational performance, we disclose Adjusted EBITDA externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider Adjusted EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company’s ability to service debt. Adjusted EBITDA, however, is not a measure of financial performance under Generally Accepted Accounting Principals (“GAAP”) and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. A reconciliation of consolidated net income (loss) to EBITDA and Adjusted EBITDA is included below. (In millions) 2016 2015 2016 2015 Net loss attributable to UHS (4.7) $ (11.0) $ (13.8) $ (28.6) $ Interest expense 13.1 13.3 52.3 53.2 Provision for income taxes 0.3 0.2 0.9 0.8 Depreciation and amortization 20.9 23.1 84.4 91.8 EBITDA 29.6 25.6 123.8 117.2 Gain on Settlement (0.3) - (3.1) (5.7) Management, board & strategic fees 2.5 1.0 5.1 5.8 Restructuring, acquisition and integration expenses - 2.3 - 2.3 Stock expense 0.8 0.5 3.1 2.4 Adjusted EBITDA 32.6 $ 29.4 $ 128.9 $ 122.0 $ December YTD 4th Quarter

SG&A Reconciliation (In millions) 2016 2015 2016 2015 SG&A per GAAP to Adjusted SG&A SG&A per GAAP 31.3 30.7 120.2 122.5 Management, Board, & Strategic Fees (2.5) (1.0) (5.1) (5.8) Stock Expense (0.8) (0.5) (3.1) (2.4) Amortization (2.7) (2.9) (11.1) (12.0) Adjusted SG&A 25.3 $ 26.3 $ 100.9 $ 102.3 $ 4th Quarter December YTD

Depreciation & Amortization Reconciliations

(In millions)	4th Quarter		December YTD	
	2016	2015	2016	2015
Historical Medical Equipment Solutions Depreciation	$ 15.1	$ 15.0	$ 60.7	$ 62.1
Asset Impairment Charge	-	1.0	-	3.3
Total Medical Equipment Solutions Depreciation	15.1	16.0	60.7	65.4
Historical Clinical Engineering Solutions Depreciation	0.2	0.2	0.9	1.0
Total Clinical Engineering Solutions Depreciation	0.2	0.2	0.9	1.0
Historical Surgical Services Depreciation	1.8	1.9	7.1	6.5
ASC 805 Surgical Services Depreciation	-	0.2	0.1	0.8
Total Surgical Services Depreciation	1.8	2.1	7.2	7.3
Historical Gross Margin Depreciation	17.1	17.1	68.7	69.6
Gross Margin ASC 805 Depreciation	-	0.2	0.1	0.8
Asset Impairment Charge	-	1.0	-	3.3
Total Gross Margin Depreciation	17.1	18.3	68.8	73.7
Historical Selling, General, and Admin Depreciation	1.1	1.9	4.5	6.1
Total Selling, General, and Admin Depreciation	1.1	1.9	4.5	6.1
Total Depreciation	$ 18.2	$ 20.2	$ 73.2	$ 79.9
ASC 805 Selling, General, and Admin Amortization	2.7	2.9	11.1	12.0
Total ASC 805 Selling, General, and Admin Amortizat	2.7	2.9	11.1	12.0
Total Depreciation and Amortization	$ 20.9	$ 23.1	$ 84.4	$ 91.8

UHS

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Thank you.